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                                                                    EXHIBIT 10.2


February 13, 1997




Richard E. Clemens
3288 Muirfield Drive
Chambersburg, PA 17201

Dear Rick:

The Board of Directors of The Monarch Machine Tool Company (the "Company") is pleased to offer you the position as President and Chief Executive Officer of the Company. This letter, when signed by you below, will constitute the agreement between the Company and you concerning your terms of employment with the Company.

The terms of your employment with the Company are as follows:

         A. POSITION AND OFFICES. You will be employed as the President and Chief Executive Officer of the Company and be appointed to the Board of Directors of the Company for an initial term expiring at the Company's Annual Meeting of Shareholders in 1998.

         B. BASE ANNUAL SALARY. Your base annual salary through February 28, 1998 is $215,000, payable in accordance with the Company's normal payment schedule for executive officers. The Compensation Committee of the Board will review your base annual salary in February 1998 for the purpose of considering whether an increase, commencing March 1, 1998 is appropriate.

         C. ANNUAL INCENTIVE BONUS. The Company will pay you a guaranteed cash bonus of $100,000 in March 1998. In connection with your annual salary review in February 1998, the Compensation Committee will establish an annual incentive cash bonus arrangement for you.

         D. STOCK OPTIONS. The Compensation Committee will grant you nonqualified stock options to purchase a total of 75,000 Common Shares of the Company at an option exercise price equal to the average of the high and low prices of the Common Shares on


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Richard E. Clemens
February 13, 1997
Page 2


                  the New York Stock Exchange for the last business day immediately preceding the date you sign this letter agreement. Such options would become exercisable as follows:

                  1. Options to purchase 25,000 shares become exercisable on the day immediately following any consecutive 10-day trading period during which the closing price of the Common Shares on each trading day during the period was $15 per share or more;

                  2. Options to purchase an additional 25,000 shares become exercisable on the day immediately following any consecutive 10-day trading period during which the closing price of the Common Shares on each trading day during the period was $18 per share or more; and

                  3. Options to purchase an additional 25,000 shares become exercisable on the day immediately following any consecutive 10-day trading period during which the closing price of the Common Shares on each trading day during the period was $20 per share or more.

                  In addition, on March 1, 2003 or the date there is a Change of Control of the Company (as defined below), any of such options that were not then exercisable would automatically become exercisable. The options, if not previously exercised, would expire the earlier of 30 days after your cessation of employment with the Company or 10 years after the date of grant. The option price, as well as any income taxes associated with the exercise of the option, would be payable in cash or by delivery of any unrestricted Common Shares of the Company owned by you at the time of exercise.

                  In future years, you would be eligible for grants of options under the Company's 1994 Employees Stock Option Plan.

                  "Change of Control" means the lease, sale, or other disposition of all or substantially all of the assets of the Company to other corporations, firms, or individuals or of a merger, consolidation, combination [as defined in Section


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Richard E. Clemens
February 13, 1997
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                  1701.01(Q) of the Ohio Revised Code], or majority share
                  acquisition [as defined in Section 1701.01(R) of the Ohio Revised Code] involving the Company and as a result of which the holders of shares of the Company prior to the transaction would become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation as entitle them to exercise less than one-third of the voting power of the surviving or acquiring corporation in the election of directors.


         E. RESTRICTED SHARES. You would also be issued, on the same date you are granted options, 17,000 Common Shares of the Company as a "restricted share award." Such shares would vest as follows:
                  8,500 shares on March 1, 1998 if you were employed by the Company on such date and an additional 8,500 shares on March 1, 1999 if you are employed by the Company on such date.


         F. RETIREMENT PLAN. If you are employed by the Company on March 1, 1998, the Company will establish an arrangement under which you would receive an additional five years of credited service for the purpose of calculating any retirement benefit payable to you under the Company's Retirement Plan applicable to executive officers.

         G. RELOCATION ARRANGEMENTS. In connection with your relocation to Ohio, the Company would provide the following:

                  1. A normal and customary allowance to cover your moving expenses; and

                  2. The Company would make available to you a loan equal to the mortgage on your present residence. The loan would bear interest at a rate equal to the Company's cost of funds under its Credit Agreement with First Chicago NBD, which is currently approximately 6.5% per annum. The loan would be repayable in full, together with accrued interest, on the earlier of the sale of your present residence or March 1, 1998.



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Richard E. Clemens
February 13, 1997
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         H.       HEALTH AND LIFE INSURANCE. Officers of the Company are
                  provided health insurance coverage at no cost and life insurance, which, in your case, would be approximately $300,000. The Company will review the possibility of purchasing additional insurance on your behalf, up to three times your base annual salary.

If you have any questions concerning any of the foregoing, please feel free to review the matter with me.

The Board of Directors is enthused about you joining the Company, and while there will be challenges, they are confident that there are significant opportunities to improve significantly the Company's performance and to enhance shareholder value.

Very truly yours,

The Monarch Machine Tool Company


/s/ David E. Lundeen
------------------------------
David E. Lundeen
Acting President and CEO


ACCEPTED AND AGREED TO:
-----------------------


/s/Richard E. Clemens  Dated: February 14, 1997
-----------------------
Richard E. Clemens


cc:  William A. Enouen
     Joseph M. Rigot